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                                                                  EXHIBIT 12.4

         The following table sets forth the calculation of the Operating Partnership's consolidated Ratios of Earnings to fixed charges and preferred dividends for the periods shown (in thousands)

                                                    For the nine months

Description                                         ended September 30, 1998
                                                    ------------------------
Interest                                                $  39,677
Rent Expense                                                  959
Amortization of debt issuance costs                         1,131
Preferred dividends                                         9,202
                                                      -----------
                                                           50,969
                                                      ===========
Income from continuing operations before minority
interests, fixed charges & preferred dividends          $  98,368
                                                      ===========
Ratio of Earnings to fixed charges and preferred
dividends                                                    1.93
                                                             ====